UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 5, 2015 (December 29, 2014)

NEW YORK MORTGAGE TRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-32216	47-0934168
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

275 Madison Avenue

New York, New York 10016

(Address and zip code of

principal executive offices)

Registrant’s telephone number, including area code: (212) 792-0107

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On December 29, 2014, New York Mortgage Trust, Inc. (the “Company”) closed on the previously announced acquisition of a pool of reperforming residential mortgage loans for an aggregate purchase price of approximately $328 million (the “Residential Loan Pool”). As of December 29, 2014, the Residential Loan Pool was comprised of modified first lien mortgage loans having an aggregate unpaid principal balance of approximately $368 million with a weighted average coupon rate of 6.41%. The Company used the proceeds from a public offering of shares of the Company’s common stock in November 2014 and approximately $239 million of borrowings under a master repurchase facility with Deutsche Bank AG to fund the acquisition.

As noted above, in connection with its acquisition of the Residential Loan Pool, the Company entered into a Master Repurchase Agreement dated December 16, 2014 with Deutsche Bank AG, Cayman Islands Branch, as amended pursuant to Amendment No. 1 to the Master Repurchase Agreement dated December 23, 2014. Under the terms of the Master Repurchase Agreement, the Residential Loan Pool was sold to Deutsche Bank AG, Cayman Islands Branch for $239 million, with the agreement that the Company will repurchase the Residential Loan Pool no later than December 17, 2015. During the term of the Master Repurchase Agreement, proceeds of the Residential Loan Pool will be applied to pay any price differential and to reduce the aggregate repurchase price of the collateral. The financing under the Master Repurchase Agreement is subject to margin calls to the extent the market value of the Residential Loan Pool falls below specified levels and repurchase may be accelerated upon an event of default under the Master Repurchase Agreement. The Master Repurchase Agreement contains representations, covenants, events of default and remedies typical for this type of facility.

The Company expects to securitize a large portion of the Residential Loan Pool during the first quarter of 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NEW YORK MORTGAGE TRUST, INC.
(Registrant)

Date: January 5, 2015	By:	/s/ Steven R. Mumma
Steven R. Mumma
Chief Executive Officer and President